SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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                                 Cortech, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      Asset Value Fund Limited Partnership
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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|X| No fee required

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   Common Stock
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(032796DTI)

                      ASSET VALUE FUND LIMITED PARTNERSHIP
                                 376 MAIN STREET
                              BEDMINSTER, NJ 07921
                                 (908) 234-1881

                                                                 August 10, 1998

Dear Fellow Cortech Stockholder:

     As you know, Asset Value, Cortech's largest stockholder, is seeking to elect its four nominees who would then constitute a majority of the Cortech Board. In the Fall of 1997, Asset Value requested only one seat on the Cortech Board. The Board ignored the request and then proceeded to propose a merger with BioStar, a bio-tech company which had a negative net worth of $5.6 million and like Cortech, was losing substantial sums of money from its operations.

     Only after Asset Value spent its own time and money, in what we believe was a successful effort to protect all stockholders from this Merger, did CEO Bert Fingerhut offer one seat on the Board. This was the same Fingerhut who has been the Chairman of Cortech for six of the last seven years and as a director voted for the Merger. In our view leaving Fingerhut in charge would be stockholder malpractice. For this reason, Asset Value refused to accept one seat and determined to seek control.


                    THE RED INKBLOT [PICTURE OF INKBLOT HERE]

     We believe that Cortech has been like a red inkblot from its beginning, losing over $86 million since inception. Think of it---$86 million has been lost pursuing this technology. Yet, this technology has failed test, after test, after test. Cortech, in our view, gets an F for science. But we think that Fingerhut still doesn't get it. Even when Cortech lost another $1.4 million in the first quarter of 1998, Fingerhut still stated on July 24,1998:

         "Cortech's primary focus is finding partners to help it (i) advance...[Cortech's technology] and (ii) develop new therapies, using...[Cortech's technology]. All internal research and development activities were discontinued in an effort to preserve the company's financial resources. Cortech is, however, funding research collaborations at several medical/academic institutions that are based on its technology portfolio."

We ask Chairman Fingerhut:


                             HELLO, IS ANYBODY HOME?

     How much more of the stockholders' money must be lost before Chairman Fingerhut realizes that the F stands for failure not fantastic? We believe that unless Asset Value's nominees are elected, your money and our money will be dissipated on this failed technology down to your and our last penny.

                       A PICTURE IS WORTH A THOUSAND WORDS

                                 COMPARISON OF
                CORTECH'S STOCK PERFORMANCE (NASDAQ SYMBOL-CRTQ)
                                       TO
                  THE NASDAQ BIOTECHNOLOGY INDEX (IXBT) AND THE
                AMERICAN STOCK EXCHANGE BIOTECHNOLOGY INDEX (BTK)


                                [GRAPH THE ABOVE]


               Cortech         IXBT        BTK
               ------          -----      ------
1993          $18.25          197.88      115.78

1994           14.25          161.40       82.06

1995            3.65625       304.30      133.77

1996            3.8125        314.48      144.56

1997            2.03125       304.89      163.28

7/17/1998        .50          335.15      144.16





                              NOT A PRETTY PICTURE!

     DO YOU WANT A BOARD LED BY CEO BERT FINGERHUT WHO WAS THE CHAIRMAN FOR SIX OF THE LAST SEVEN YEARS AND A DIRECTOR FOR THE LAST TEN YEARS WHILE CORTECH WAS LOSING ALL THIS MONEY?

DO YOU WANT TO REPEAT THE LAST FIVE YEARS? WE THINK THE ANSWER IS CERTAINLY NOT. THEN PLEASE VOTE FOR ASSET VALUE'S NOMINEES ON THE ENCLOSED GREEN PROXY BALLOT.

                               THERE THEY GO AGAIN

     Given what we consider to be Cortech's abysmal record, we can understand why management proposes to change the subject and resort to personal attacks. No question that Asset Value and its managers have been successful activist investors, an activity that does not always please the establishment and its agents. We think the record shows that stockholders did well after Asset Value or its affiliates became involved. Asset Value has committed to find a transaction for Cortech that will benefit all stockholders and not just Asset Value.

CHAIRMAN FINGERHUT: YOU HAVE BEEN THE CHAIRMAN OF CORTECH FOR SIX OF THE LAST SEVEN YEARS AND HAVE BEEN A DIRECTOR SINCE 1988. YOUR RECORD OF LEADERSHIP SPEAKS FOR ITSELF; WE THINK IT GETS AN F AND THAT'S NOT FOR FANTASTIC!

     While you have been part of the Cortech leadership, Cortech Stock values have gone down, down, down while other stocks have gone up, up, up.

             PERSONAL ATTACKS ARE NO SUBSTITUTE FOR HONEST DIALOGUE

     First, Asset Value had to go to court to force management to call this Meeting. Then, in our view, Fingerhut and the old Board subverted corporate democracy by appointing new directors rather than give the stockholders an opportunity to vote for them. Having seized control for themselves without benefit of a stockholder vote, the Appointed Board now, hypocritically we think, complains that Asset Value is asking stockholders in a democratically held election to reverse that course.

                                 JUST THE FACTS

     Let's stick to the facts. There are real and substantive differences between the Cortech future envisioned by Chairman Fingerhut and his appointed Board and the future that Asset Value sees. He wants to continue to expend Cortech's limited resources on its failed technology and we want to re-evaluate those expenditures realistically. As we have said we intend to aggressively seek a merger partner for Cortech in an open bidding process with the assistance of an unaffiliated investment banker. Asset Value has pledged to benefit from any transaction only to the same extent other stockholders benefit. As the largest stockholder, we believe you can count on us.

                                    REMEMBER:

     Asset Value has pledged not to merge Cortech with an Asset Value affiliate or a company in which Asset Value is a stockholder. Asset Value believes it should gain from any future acquisition or Merger involving Cortech only to the extent all stockholders benefit. Nor will Asset Value sell its Cortech Stock before a transaction is consummated which Asset Value believes is in the interests of all stockholders. Asset Value's nominees have pledged not to accept any fees for serving as directors.





                             IT'S TIME FOR A CHANGE.

                               VOTE FOR A CHANGE.

                              VOTE FOR ASSET VALUE.

                         SEND IN THE GREEN PROXY BALLOT


                         VOTE YES TO INCREASE THE BOARD


                     VOTE FOR ALL OF ASSET VALUE'S NOMINEES!



                                           Very truly yours,




                                           Paul O. Koether
                                           Asset Value Fund Limited Partnership













                                    IMPORTANT

     If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them to execute a Green Proxy Ballot as soon as possible.

     If you have any questions or need further assistance in voting, please call John W. Galuchie, Jr., of Asset Value Fund Limited Partnership collect at (908) 234-1881, or our proxy solicitor:

                           BEACON HILL PARTNERS, INC.
                                 90 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (800) 253-3814